AVID TECHNOLOGY, INC.
                              Avid Technology Park
                                  One Park West
                               Tewksbury, MA 01876


                            2005 EMPLOYEE BONUS PLAN

        On December 8, 2004, based upon a recommendation from the Compensation Committee of the Board of Directors (the "Board") of Avid Technology, Inc. (the "Company"), the Board adopted this 2005 Employee Bonus Plan (the "Plan").

        PURPOSE OF THE PLAN

        The purpose of this Plan is: (1) to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate talented employees and (2) to reward employees for helping the Company to achieve certain financial goals for 2005, as well as for individual performance and contributions. Except where the context otherwise requires, the term "Company" includes any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

        ADMINISTRATION

        The Plan is administered by the Board. The Board has the exclusive right to administer, interpret and decide any and all matters arising under or in connection with the Plan including, without limitation, the right to modify, amend, revoke or suspend the Plan at any time in its sole discretion. All decisions by the Board are made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan. No director or person acting pursuant to the authority delegated by the Board will be liable for any action or determination relating to or under the Plan made in good faith.

        To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company such powers under the Plan as the Board may determine in its discretion, provided that the Board shall determine the Bonus Payout (as defined below) for each executive officer of the Company.

        To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a "Committee"). All references in the Plan to the "Board" means the Board or a Committee of the Board or the executive officer referred to in the immediately preceding paragraph to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.
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        ELIGIBILITY

        All Company employees (other than temporary employees, employees hired after September 30, 2005 and employees who are covered by a sales compensation or commission-based plan) are eligible to participate in the Plan, including all of the Company's executive officers. Eligible employees must be employed by the Company at the time awards are paid out under the Plan in order to receive their award, if any. Each such eligible employee is deemed a "Participant" in the Plan.

        BONUS PAYOUTS

        A Participant's bonus payout under the 2005 Bonus Plan ("Bonus Payout") is based on three factors: (1) the Participant's Target Award (as defined below); (2) the financial performance of the Participant's Business Unit ("Business Unit Performance"); and (3) the Participant's individual performance ("Individual Performance").

        Target Award. A "Participant's Target Award" is an amount between 5% and 140% of a Participant's base salary, based on various factors (as determined by the Board for all executive officers, and by management for all other Participants), including the Participant's role and position within the organizational structure of the Company. The "Company Target Award" or a "Business Unit Target Award" is the sum of the Target Awards for all Participants in the Company or such business unit, as the case may be.

        Business Unit Performance. The Business Unit Performance component of a Participant's Bonus Payout is an objective measurement of a business unit's financial results based on both revenue and operating profit, as further discussed below.

        Individual Performance. Based on the subjective evaluation (by the Board for all executive officers, and by management for all other Participants) of the Participant's overall performance and contributions to the Company, a multiplier ranging from 0 to 1.2 is applied to the Participant's Target Award in order to determine the Participant's Bonus Payout. Accordingly, this Individual Performance component may increase a Participant's Bonus Payout by as much as 20% of such Participant's Target Award or, in other circumstances, reduce the award to zero.

        PLAN GOALS AND MEASUREMENT

        For purposes of the Plan, all Participants are grouped into one of three business units: Corporate, Audio or Video. For each of the business units, Business Unit Performance is measured by both revenue and operating profit. In order for a Participant to receive a bonus, revenue and operating profit for the Company and the Participant's business unit must exceed minimum amounts established by the Board, as further described below.
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        As a threshold matter, for all business units, the Company's (1) 2005 revenues must exceed the Company's 2004 revenues (as may be adjusted by the Board for any acquisitions made by the Company) and (2) 2005 operating profit must exceed a minimum amount established by the Board for any Bonus Payout to be made to any Participant.

        Business Unit Performance is measured by revenue and operating profit. Once a business unit meets a minimum revenue threshold and a minimum operating profit threshold ("Threshold Operating Profit"), each as established by the Board, Participants in that business unit become eligible to receive a percentage of their Target Awards (up to 100%) if the target operating profit ("Target Operating Profit") is achieved, subject to their Individual Performance. The Target Operating Profit is an amount set by the Board which exceeds the Threshold Operating Profit and is based on the Company's operating plan for 2005.

        The Threshold Operating Profit and Target Operating Profit levels are set by the Board for the Video and Audio business units. The Threshold Operating Profit for the Corporate business unit is the sum of the Threshold Operating Profit for the Audio and Video business units. Similarly, the Target Operating Profit for the Corporate business unit is the sum of the Target Operating Profits for the Audio and Video business units.

        If the Corporate business unit exceeds its Target Operating Profit, 15% of such excess amount (the "Over-Achievement Pool") will be added to the total bonus pool available for all Participants whose business unit exceeds its Target Operating Profit (each, a "Qualifying Business Unit"). The Over-Achievement Pool will first be divided between the Corporate business unit and the other Qualifying Business Unit(s) in proportion to each unit's Target Award. The portion of the Over-Achievement Pool that is allocated to the non-Corporate Qualifying Business Unit(s) will then be divided proportionally based on each non-Corporate Qualifying Business Unit's contribution to operating profit in excess of the Target Operating Profit.

        The Business Unit Performance component of a Participant's Bonus Payout is determined as follows: (1) for executive officers of the Company and vice presidents in the Corporate business unit, 100% of the Business Unit Performance component is based on the results of the Corporate business unit; (2) for vice presidents in the Audio and Video business units, 75% of the Business Unit Performance component is based on the results of their respective business unit and the remaining 25% is based on the Corporate business unit results; and (3) for all Participants below the vice president level, 100% of the Business Unit Performance component is based on the results of their respective business unit.

        PRO-RATED BONUS PAYOUTS

        Bonus Payouts may be pro-rated under the following circumstances:

        1. Any salary change occurring in the year will be automatically pro-rated, as Bonus Payouts are calculated on the actual base salary paid during 2005. For purposes of the Plan, actual base salary includes regular wages, vacation, sick time and holiday time, but not leave of absence pay, overtime, shift differential or other premium pay.
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        2. If a Participant is hired after January 1, 2005, the Participant's
           Bonus Payout will be pro-rated to include only that portion of the year for which the Participant was employed by the Company. For example, if the Participant is hired on July 1, 2005, the Participant's Bonus Payout will be based on a half year's base salary.

        3. If a Participant transfers between business units during the year, the Participant's Bonus Payout will be pro-rated for the time spent in each business unit.

        4. If an individual in a temporary position becomes an employee, the Participant's Bonus Payout will be calculated on the actual base salary paid after becoming an employee.

        5. If a Participant is promoted after January 1, 2005 to a position with a higher Target Award, the Bonus Payout will be adjusted to account for the portion of the year spent at each position.

        6. If a Participant is on an approved leave of absence for part of the year, the Participant's Bonus Payout will be calculated based on the actual base salary paid during the year. Employees who are on an approved leave of absence on the Bonus Payout date will be considered to be employed for purposes of this Plan.

        7. If a Participant becomes disabled and qualifies for benefits under the Company's long-term disability plan, the Participant's Bonus Payout will be calculated on the actual base salary paid while on the Company payroll as an employee.

        TIMING OF PLAN PAYOUT

        Bonus Payouts under the Plan will be determined after the Company's financial results for 2005 are publicly released, which is currently anticipated to be in February 2006. Bonus Payouts, if any, are expected to be paid in February 2006.

        MISCELLANEOUS

        Nothing in this Plan will be construed as creating an employment relationship between a Participant and the Company, nor is the Plan intended to be a guarantee of any kind of compensation or any other binding commitment of the Company. The Company may modify Bonus Payouts or establish separate procedures for Participants who are foreign nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters. The provisions of this Plan and all awards made hereunder shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, without regard to the rules governing conflicts of law.